Exhibit 3.3

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89791-4299
(775)584-5708
Website: secretaryofstate.biz                              Entity#
                                                           C21370-2003
                                                           Document Number:
                                                           20050474214-39

                                                           Date Filed:
                                                           10/11/2005 10:50:43A>
                                                           In the office of
                                                           /s/
                                                           Dean Heller
                                                           Secretary of State

              Certificate of Amendment to Articles of Incorporation
                          For Nevada Profit Corporation
           (Pursuant to NRS 78.385 and 78.390-After Issuance of Stock)

1.  Name of corporation: Frontier Staffing, Inc.

2. The articles have been amended as follows (provide article numbers, if available) The name of the Company is Tradestar Services, Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as my be required*in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: greater than a majority of issued shares.

4.  Effective date of filing (optional):

5.  Officer Signature (required): Frederick A. Huttner, Secretary

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof. IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.